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PRO-DEX, INC.
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Fellow Shareholders –

The AO Group recently issued a filing relative to the upcoming election of directors that, once again, we believe is filled with mischaracterizations and falsehoods. While the AO Group is entitled to its opinion as to the effectiveness and judgment of the Board and whether stock options constitute performance based incentive compensation, it is not entitled to make up its own facts. The purpose of this letter is to reiterate our strategy for the future and, once again, provide the facts that contradict or place into context the allegations of the AO Group.

On one point we do agree with the AO Group – Pro-Dex is at a critical juncture in its history. We believe that we have acted prudently, with loyalty and care, in the past and that our leadership for the future presents a better alternative than that proposed by the AO Group. We believe that while the AO Group focuses on past results that the majority of our nominees had little to do with, we have developed a strategy for the future and we are implementing a four pillar plan to rebuild Pro-Dex:

1.	Bring in new business

2.	Reduce lead times

3.	Develop new, innovative products

4.	Reduce costs and streamline operations

We believe the Company has an experienced and cohesive management team as well as well-trained and dedicated associates, all of whom are focused on making the best products possible for our customers, reducing costs, and operating more efficiently. We have changed our approach to how we do business – internally and externally. We have an increasing list of current and potential customers who are interested in working with the Company on next generation products. Moreover, we believe we are making progress in implementing our strategy as evidenced by the operating results of the first quarter. This proactive approach is generating positive results.

I.	Shareholder Value

We believe that the AO Group’s allegation that shareholder value has been destroyed under the current board is false. A minority of two of the Company’s five director nominees have served on the board for the entire five year period noted by the AO Group. Mr. Hovda, a nominee, has not previously served on the Company’s board at all. Mr. Berthelot and Mr. Holder joined the Company’s board of directors on January 9, 2009 on which date the Company’s closing reverse split adjusted share price was $1.41. Contrary to the allegations of the AO Group, based on the Company’s closing share price on December 21, 2012 of $2.02, during the tenure of Mr. Berthelot and Mr. Holder as directors shareholders have realized a $.61 or 43.3% increase in per share value.

II.	Customer Transition

The AO Group asks “Why did it take the management team 15 months to hire a VP of Sales?”

The question’s premise is false.

At the time we first learned of the potential loss of Customer A in December 2009, the Company in fact had two sales and marketing executives, in addition to the CEO, who also concentrated on sales. One of those two executives, the VP of Business Development, who had previously served as the Company’s CEO prior to Mr. Murphy, left the company in February 2010. The second, the Director of Sales, was replaced by the new VP of Sales in March 2011. The new VP of sales was recruited because of his experience in the contract manufacturing business. At no time between learning of the loss of Customer A and the hiring of the new VP of Sales was the company without a senior sales executive. The focus and areas of expertise of the old and new executives was, however, different.

The AO Group asks “Why did the board wait for 19 months to ask for a cost reduction plan?”

Again, the question’s premise is false.

As we noted in our letter to shareholders of December 20, 2012, immediately upon learning of the potential loss of its largest customer in December 2009, the board requested management to develop a strategy that would provide replacement revenues, which strategy was presented, discussed and adopted in June 2010. There was no certainty as to the loss of the customer until June 2011, approximately one year later. Despite the fact that the loss of the customer was a potential outcome rather than a confirmed one, management and the board had begun implementing an action plan that would heavily focus on monitoring the status of Customer A, finding replacement revenues, and reallocating costs. While total Operating Expenses rose 4% in FY2011 from 2010 (excluding Astromec and the impact of the non-cash write-offs of goodwill, patents, and impairment of property values in FY2010), this was associated with a 16% increase in sales and marketing costs (necessary to find new revenue sources) along with a revenue increase of 16.8% to $27.1 million from $23.2 million in June 2010 and a 158% increase in income before taxes to $3.1 million from $1.2 million in FY2010.

As we also noted in our letter to shareholders of December 20, 2012, management’s plan for FY2012 included a net $100K of reductions in operating expenses. This net reduction, however, came in connection with increasing budgeted spending on R&D and Sales and Marketing in order to gain the new customers and products necessary to replace the loss of Customer A, while Administrative spending was to be reduced. Looking at the actual FY2012 results as we reported in our earnings release on September 4, 2012, operating expenses, excluding the $485,000 of severance paid to our former CEO, VP of Sales and employees subject to reductions in force, actually decreased $367,000 or 6%.

Interestingly, we note that the AO Group asserts that Selling, General and Administrative expenses were held flat from 2011 to 2012 while our publicly filed financial statements (which do not aggregate Selling expenses with General and Administrative expenses as the AO Group has done in their filing) clearly show that selling expenses fell 4.3%, General and Administrative expenses were flat and, per the text of the earnings release, included $485K of the aforementioned severance costs.

According to the table included in the Appendix to this letter, Operating Expenses, adjusted for $56,000, $391,000 and $36,000 of severance costs in FY2012’s second, third and fourth quarters, respectively, have declined, on a comparative fiscal year quarter basis, every quarter for the past four quarters and in five of the past nine quarters.

As we entered FY 2013, we stated our intention, in a release dated August 6, 2012, to reduce our manufacturing costs 27% and our total operating expenses 25% from FY 2012. These targets were predicated upon a review of every line item in the Company’s budget and included significant reductions in fees paid outside advisors such as law firms, accounting and consulting firms, and other professional service advisors; reductions in headcount and base salaries across the entire company, including the board of directors, and reduced costs for purchased components used in our manufacturing process.

As we reported in our earnings release for the first quarter of FY2013 on October 25, 2012, our cost reduction programs had a positive impact. Gross margin for the first quarter of FY2013 ended September 30, 2012 was 36%, the highest in five consecutive quarters and a significant improvement from the 23% gross margin reported in the sequentially prior quarter. Operating expenses were down 26% compared to the year earlier period. Sales to customers other than Customer A were up 26%. The book-to-bill ratio was 1.14. We believe that due to the hard work of our entire team of management and associates, we are making progress in the right direction.

III.	The Compensation of Management and the Board/Financial Performance

We believe that the AO Group mischaracterizes the compensation paid to our former CEO by drawing conclusions and making inferences that have no real world basis. We believe that our letter to shareholders of December 20, 2012 provides a reasoned discussion of the board’s approach to the CEO’s bonuses and director compensation, i.e.:

•	Mr. Murphy’s base salary increased $20,000 or 7.1% over an almost six year period.

•

Of the six fiscal years during which Mr. Murphy served as CEO, he received no bonuses in three of them – fiscal years 2007, 2008, and 2009 – even though the company reported positive EBITDA in each of them.

•

Mr. Murphy earned bonuses in accordance with his employment contract in FY2010 and 2011 in the amounts of $275,000 and $300,000 respectively due to strong EBITDA generation of $1.9 million and $3.2 million respectively.

•

Director compensation has been increased once in the past 11 years – that being in fiscal 2010 when an independent consultant recommended changes to bring the Company’s compensation program in line with a peer group.

IV.	The Board’s Appointment of Mr. Berthelot as CEO

Mr. Berthelot’s background

The facts are that Mr. Berthelot, then Vice Chairman of TransTechnology Corporation’s board of directors, was appointed CEO of TransTechnology on December 12, 1991 and a public announcement made shortly thereafter1. On August 13, 19922 following his filing of a slate of directors in opposition to those of the company, he was terminated from that position. Eight weeks later on October 12, 1992 following the election of his slate of directors by the shareholders, he was reappointed CEO3. On January 16, 2003 TransTechnology announced that Mr. Berthelot would be stepping down as CEO upon the completion of its restructuring program. Mr. Berthelot resigned as CEO of the company on February 24, 2003. The exact tenure of Mr. Berthelot’s service as CEO of TT over the period 1991 through 2003 was 11 years and 1 month across a period of 13 calendar years.

On the date prior to the announcement that Mr. Berthelot initially became CEO of TransTechnology, December 11, 1991, that company’s shares traded on the NYSE at $5.50. On the date that Mr. Berthelot’s resignation as CEO was announced, January 16, 2003, the company’s closing price on the NYSE was $9.90, an increase of $4.40 or 80%. During that same time period TransTechnology also paid shareholders $4.50 per share of dividends. The total annual rate of return to shareholders over the entire time period was approximately 11%.

At the time of Mr. Berthelot’s resignation from the position of CEO of TransTechnology, the company did trade on the NYSE under the symbol “TT”. Because following its restructuring program it no longer met the net worth and market cap listing standards of the NYSE, the company transferred to the OTC in January 20054 (two years after Mr. Berthelot had stepped down as CEO) and then listed on the AMEX in August 20065, where it trades today.

[1]	Wall Street Journal, December 16, 1991
[2]	Wall Street Journal, August 17, 1992
[3]	Wall Street Journal, October 13, 1992
[4]	TransTechnology Press Release January 26, 2005
[5]	TransTechnology Press Release August 11, 2006

The reference on the Company’s website as TransTechnology having been “then” a $350 million revenue multinational manufacturing company should have read “prior to its restructuring” and relates to annualized revenues from both continuing and discontinued operations. For the fiscal year ended March 31, 2001, the last fiscal year prior to the Company’s restructuring, TransTechnology reported revenues of $328 million.

Our opinion of the effectiveness of stock options in creating shareholder value differs from that of the AO Group. They “very much dislike issuing stock options.” They characterize the granting of 200,000 options, or 5.5% of the fully diluted equity of the Company as “Nonsense” and that such options are “not tied to performance”. Our opinion is different. We recognize that options are one tool in the basket of incentive compensation and must be used wisely to be effective. Options can result in unwarranted gains to executives when stock prices rise through no actions of the management team, such as in the oil or commodities industries where profitability and share prices can move significantly independent of the actual results of the Company. Options are often criticized for incentivizing excessive risk-taking, especially in the financial services industry. We do not believe that Pro-Dex is in an industry or market where its share price will be materially increased without actual company performance. We do not believe that our industry, with its heavy government regulation, sophisticated customer base, and demanding quality requirements is conducive to excessive risk taking and we believe that we have adequate protections in place for the Board to monitor the levels of risk to which the Company might be exposed. What we believe is an irrefutable fact, is that unless the share price is higher at the end of three years of service as CEO by Mr. Berthelot, he will receive nothing. A vested stock option, absent an increase in the share value, is worthless. If Mr. Berthelot increases the value of the Company shares by $1.00 over that time period, which would be, approximately, a 50% increase in the stock’s value, he would receive $200,000 in exchange for creating shareholder value of $3.62 million – a 5.5% award. If the shareholders make money, so too will Mr. Berthelot. If they do not, neither will he, regardless as to when the options vest.

V.	The “defaming our nominee” claim

The AO Group has stated in their filing of December 20, 2012 that “Mr. Swenson’s behavior or action while serving on the Sun Country board was not the issue at hand or the issue of the litigation.” The following paragraphs, taken directly from the complaint filed by the Creditors Committee (Case 08-35197 Doc 619 Filed 10/05/10), specifically cite Mr. Swenson’s service as a director as being relative to the litigation. The headings and paragraph numbers cited below are those used in the complaint.

FACTUAL BACKGROUND

Historical Ownership of the Debtor

11.	At all relevant times, MN Holdings owned nearly 100% of the equity of Sun Country. Other than its ownership of Sun Country, MN Holdings had no business operations or other source or revenue.

12.	Upon information and belief, in November of 2006, Sun Domestic and Sun Foreign and Petters Aviation together acquired 100% of the equity of MN Holdings, thus obtaining complete control over the Debtor.

13.	Sun Domestic and Sun Foreign together owned 17.9% of the voting common stock, 60% of the preferred stock and 34.6% of all common stock of MN Holdings. Petters Aviation owned the remaining outstanding equity interests of MN Holdings.

14.	Upon information and belief, two Whitebox principals – Andrew Redleaf and Nicholas Swenson – were members of the Board of Directors of MN Holdings and the Debtor. Thomas J. Petters was also a member of the Board of Directors of MN Holdings and the Debtor.

15.	Upon information and belief, in their capacities as members of the board, Messrs. Redleaf and Swenson were privy to confidential information regarding the Debtor and its operations, including its access to funding, its ability to repay creditors and its long-term prospects for survival.

16.	Petters Aviation is wholly owned by Thomas Petters, Inc. (“TPI”), which, in turn, is wholly owned by Thomas J. Petters (“Petters”).

Petters’ Ponzi Scheme

17.	On or about December 1, 2008, a Federal Grand Jury in the District of Minnesota indicted Petters for having perpetrated a massive fraud and Ponzi scheme (the “Ponzi Scheme”) from at least 1996 to the date of his arrest. On or about December 2, 2009, Petters was convicted of 20 counts of mail and wire fraud and money laundering in connection with the perpetration of the Ponzi Scheme.

18.	Upon information and belief, to conduct the Ponzi Scheme, Petters, through the use of numerous entities and the assistance of various individuals and conspirators, persuaded investors into financing the purchase of non-existent electronic equipment purportedly secured by fabricated purchase orders. Upon information and belief, over many years, Petters and his coconspirators led investors to believe that their investment was to purchase consumer electronic goods from wholesalers to be resold to large, “big box” retailers such as Costco, Sam’s Club and B.J.’s. Upon further information and belief, Petters and his co-conspirators, however, intentionally fabricated documents to entice investors into the Ponzi Scheme and ensure that existing investors continued to invest in the Ponzi Scheme. Upon information and belief, Petters paid investors in the Ponzi Scheme above-market returns to induce their initial as well as ongoing investments in the Ponzi Scheme.

19.	Upon information and belief, in 2007 and throughout 2008 until his arrest, Petters engaged in a series of pledges, guaranties, security agreements, forbearance and other agreements with investors in order to bolster failing businesses, obtain new funding, delay the discovery of fraud, discontinue investigations, appease large investor groups who had the leverage to extract value from the Petters’ entities.

20.	Upon information and belief the Defendants were a large investor group who exerted substantial influence over Petters and his companies in order to extract value from the Debtor and MN Holdings in an exit from the Defendants’ investments in the Debtor.

Whitebox Insider Transactions prior to November 16, 2007

38.	Indeed, upon information and belief, the Ponzi Scheme began to unravel in March 2008 when Petters began having difficulty defrauding replacement investors to pay off existing investors. This was three months after the execution of the P&L Agreement, the Commodities Liquidation Agreement and the Avoidable Payments. Upon information and belief, the Sun Entities, Whitebox and Messrs. Redleaf and Swenson knew or should have known about the Ponzi Scheme.

COUNT III – PREFERENTIAL TRANSFER

11 U.S.C. §§ 547(b), 550(a), 551 and 1107 – Avoidable Payments

55.	The Sun Entities were “insiders” of the Debtor within the meaning of § 101 of the Bankruptcy Code at the time of such Avoidable Payments, because, among other reasons, Sun Domestic and Sun Foreign owed substantial equity positions in Debtor’s parent, MN Holdings at the time the Avoidable Payments were arranged.

56.	The Sun Entities are managed by Whitebox. Two Whitebox principals – Andrew Redleaf and Nicholas Swenson – were members of the Board of Directors of MN Holdings and the Debtor.

As we stated in our earlier filing, Mr. Swenson failed to disclose even the existence of the above litigation to our Board during the time his candidacy as a possible board member was under consideration.

VI.	A critical juncture.

As we have said previously, we agree that our Company is at a critical juncture for its future. We believe that our board has acted prudently, with loyalty and care, in the past and that its leadership for the future presents a better alternative than that proposed by the AO Group. We believe that while the AO Group focuses on past results that the majority of our nominees had little to do with, our current board and management team have developed a strategy for the future. Two of the five members of senior management are new to their positions since April 2012. Three of our five director nominees are new since 2009. We believe the Company has an experienced and cohesive management team as well as well trained and dedicated associates, all of whom are focused on making the best products possible for our customers, reducing costs, and operating more efficiently. We have changed our approach to how we do business – internally and externally. We have an increasing list of current and potential customers who are interested in working with the Company on next generation products. We believe we are making progress in implementing our strategy as evidenced by the operating results of the first quarter. We are taken aback by the AO group’s statement that “We don’t know what that means exactly” when referring to the Company’s strategy to “provide the Company with a strong brand, higher margins, and control over the intellectual property of its products.”

The AO Group appears to make a great amount of noise about Mr. Berthelot’s lack of experience in the medical device industry. Mr. Berthelot believes that the role of the CEO in any publicly traded company is to build long-term sustainable value for the shareholders while instilling a culture of ethical behavior, personal responsibility and accountability, all while acting within the limits of the law and societal mores. He believes that his theory of leadership is implemented by leading the development of the strategy of the Company; surrounding himself with knowledgeable, experienced and dedicated executives; motivating, supporting, and incentivizing those who help make the strategy successful; enforcing the budgeting and operating discipline that is necessary to implement that strategy; ensuring that the resources necessary to implement the strategy are available to those doing the heavy lifting, and communicating those efforts to investors and the public so as to build value in the enterprise. Mr. Berthelot does not design, manufacture, sell or repair the Company’s products. He believes that it is his job to ensure that the executives who oversee those activities have the appropriate experience, education, and knowledge to do so, and he believes that the current management team not only possesses those characteristics but is focused and dedicated to the success of the Company.

To the contrary, based upon the information included in their proxy filings to date, apparently none of the AO Candidates have ever served in a “C-Suite” level role in a public or private operating company of any size. It appears that Mr. Swenson and Mr. Cabillot have both spent their entire careers in the financial services industry. Mr. Farrell served as a mid-level project manager at a company with more than 45,000 employees, and has spent the past two years in start-ups in the apparel and social media industries. Mr. Swenson notes that he has served on one other public company board (Air-T) but has so served only since August 2012. We see nothing in the backgrounds of any of these gentlemen to suggest that their backgrounds and professional qualifications are superior to those of the current directors.

The action items suggested by the AO Group, such as a “rigorous review and elimination of expenses”, having an “intense focus on sales”, “work with the engineers to get the balance right” we believe are long on hyperbole but short on details and are activities that are already well under way at the Company.

As we have said repeatedly in our press releases and teleconferences, our management team, under a new CEO and at the direction of our current board of directors, has developed and is implementing a four pillar plan to rebuild Pro-Dex.

First, we have focused a significant amount of resources on bringing in new business. We have added an experienced Vice President of Sales with more than 15 years experience in the medical device industry. We have completed a review of our existing products and identified opportunities for new products; developed a marketing and sales plan; launched a new corporate identity (“Powered Surgical Solutions”); identified our target market and customers; commenced a market and product analysis of our dental business, and are pursuing a focused effort to attract new customers in both the medical and dental markets.

Second, we recognized that our lead times were too long and were pushing away customers, both current and potential. We have begun an effort to reduce those lead times by improving our methods of purchasing component parts and planning our production. We have seen significant success already by reducing some of our lead times from 16 weeks to 4 weeks or less on key products. Reducing lead times not only strengthens our relationships with our customers and provides us with a competitive advantage but it also lowers our costs of manufacturing through lower component prices and more efficient throughput.

Third, we have increased our focus on innovation and new product development where we retain control of the intellectual property produced. Our approach to new product development is one of incremental change to our basic products – we do not develop speculative products which require a significant investment. Our basic products revolve around a hand piece containing a motor, gear box, buttons, and battery. Our technical competency is that our products are capable of repeated exposure to autoclave and dishwasher cleaning after use, primarily due to our experience in sealing, machining, assembling, and testing – all within the framework of being FDA approved. We see significant opportunities to use our core technology and competency to expand our product line by releasing derivatives of current products that have similar applications in different fields of surgery – what we call a “one step to the right or one step to the left” expansion. Our engineering resources are applied to three basic types of projects – sustaining engineering (where we work to improve current products); design for manufacturing (where we look to improve the manufacturability of our products by reducing cost, improving quality, and increasing efficiency); and, developmental engineering (where we design and test new products). Much of our developmental engineering costs are shared with our customers who may pay a development fee for new product design or a custom application of a current product.

Fourth, but certainly not last is a continuing focus on cost reduction, not only in operating expenses but also in manufacturing expenses. Manufacturing expense make up a far larger portion of our cost structure than do operating expenses and have a greater impact on our ability to attract new business because manufacturing costs drive product pricing. Our associates on the factory floor have taken the lead in identifying ways to reduce cost and improve throughput and our department heads and executives are constantly looking for ways to do more with less spending. As we have said in our earlier filings, press releases and teleconferences, we are very focused on control and our success is reflected in our improved gross margin of 36% in the first quarter of FY2013 and a 26% reduction in operating expenses in that quarter. We do not intend to let up the pressure on our cost controls.

While we have only one quarter under our belt under this program, we believe that the results speak for themselves. We believe that we are making progress and that our future is bright. We do not believe that a new board will enhance these efforts, rather, we fear that additional disruption to the board and or management team will disrupt our progress and cause damage to the value of the company.

We ask that you support the incumbent board of directors in their efforts to continue the progress that our Company is making by voting for the candidates listed on the BLUE proxy card – Mr. Healey, Mr. Holder, Mr. Hovda, Mr. Isaac and Mr. Berthelot.

The date of our shareholders meeting, January 17, 2012, is drawing near and time is running out. It is critical that you return the BLUE proxy card as quickly as possible so that your vote for the incumbent directors will be recorded and counted. You SHOULD NOT return the white proxy card sent to you by the AO Group.

If you have already signed and returned a white proxy card, you may change your vote to favor the incumbent directors by signing and returning the BLUE proxy card. The proxy card with the last date and time will be the one that is your official vote. Once you have signed and returned a BLUE proxy card, we urge you NOT to return any subsequent proxy cards or you may negate your earlier vote.

All of our materials associated with our request for your vote are available on our website, www.pro-dex.com by clicking on the Investor Relations tab, and then the SEC filings tab. They are also available from our proxy solicitation firm, AST Phoenix Advisors, by calling toll-free (877 721-1318. You may also vote online at www.proxyvote.com or by telephone by calling toll-free (800) 690-6903.

If you have any questions, please feel free to call our Chief Executive Officer, Michael J. Berthelot, at 949-769-3299 or to contact him by email at Michael.Berthelot@Pro-Dex.com. You may also contact our proxy solicitation firm AST Phoenix Advisors at (877) 721-1318. We encourage you to ask any questions you feel are relevant to your decision and to make your decision based upon the facts.

We appreciate your confidence in us and we look forward to working with you to build value for all of the shareholders of Pro-Dex Inc.

Sincerely,

William Healey

Chairman of the Board of Directors

Pro-Dex Inc.

Appendix

Pro-Dex, Inc.

Comparative Operating Expense by Quarter

Reconciliation of Amounts Cited in the Shareholders Letter With Amounts Reported in Forms 10-Q and 10-K

(in thousands)

	FY2010					FY2011					FY2012					FY2013
	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total	Q1
As cited in the Shareholders Letter
Selling	$289	$353	$383	$357	$1,382	$424	$351	$422	$403	$1,600	$374	$369	$450	$338	$1,531	$274
General and administrative	712	783	874	757	3,126	752	888	675	859	3,174	814	564	548	771	2,697	608
Research and development	474	408	477	531	1,890	452	467	471	499	1,889	561	508	486	513	2,068	406

Total	1,475	1,544	1,734	1,645	6,398	1,628	1,706	1,568	1,761	6,663	1,749	1,441	1,484	1,622	6,296	1,288

Discontinued operations
General and administrative	15	16	12	119	162	12	9	54	27	102	-	-	-	-	-	-
Research and development	147	168	137	138	590	139	138	122	128	527	-	-	-	-	-	-

Total	162	184	149	257	752	151	147	176	155	629	-	-	-	-	-	-

Severance costs
General and administrative	-	-	-	-	-	-	-	-	-	-	2	56	391	36	485	-

Total	-	-	-	-	-	-	-	-	-	-	2	56	391	36	485	-

Impairment of intangibles	-	140	-	4,304	4,444	-	-	-	-	-	-	-	-	-	-	-

Total	-	140	-	4,304	4,444	-	-	-	-	-	-	-	-	-	-	-

As reported in Forms 10-Q/10-K
Selling	289	353	383	357	1,382	424	351	422	403	1,600	374	369	450	338	1,531	274
General and administrative	727	799	886	876	3,288	764	897	729	886	3,276	816	620	939	807	3,182	608
Research and development	621	576	614	669	2,480	591	605	593	627	2,416	561	508	486	513	2,068	406
Impairment of intangibles	-	140	-	4,304	4,444	-	-	-	-	-	-	-	-	-	-	-

Total operating expenses	$1,637	$1,868	$1,883	$6,206	$11,594	$1,779	$1,853	$1,744	$1,916	$7,292	$1,751	$1,497	$1,875	$1,658	$6,781	$1,288